UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 3, 2014

MyGo Games Holding Co.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55080 (Commission File Number)	27-1070374 (IRS Employer Identification No.)

12708 Riata Vista Circle, Suite B-140
Austin, TX 78727
(Address of principal executive offices) (Zip Code)

(832) 900-9366
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 3, 2014, the Company appointed Henry Gordon as a director of the Board of Directors. In accordance with the Board of Directors staggered board policy, Mr. Gordon was slotted to a directorship in Class One of the Board which is up to re-election at the next annual meeting of stockholders.

Henry Gordon has been an Investment Banking professional with a focus on Asian markets for the past 18 Years. He has worked in Sydney, Hong Kong, London and Singapore. Mr. Gordon is currently CEO of BTIG Singapore. Prior to that, he was Executive Director of Lehman Brothers, also in Singapore. Between 2003 and 2008,  Mr Gordon traded Asian Equity at Hedge fund Peloton Partners in London and held various positions at both BNP Paribas and Credit Suisse. Mr Gordon started his career at Goldman Sachs JBWere in Sydney in 1996. Mr. Gordon has been an active investor in early stage technology focused companies and brings with him a very strong understanding of the Asian markets and investor base.

Mr. Gordon is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers. The Company has not engaged in any transaction in which Mr. Gordon or a person related to Mr. Gordon had a direct or indirect material interest. To the Company’s knowledge, there is no arrangement or understanding between any of our officers or directors and Mr. Gordon pursuant to which he was selected to serve as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 9, 2014

MyGo Games Holding Co.

By:      /s/ Paul Watson
Paul Watson
President  & CFO